EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
800America.com, Inc.
Nashville, TN

I consent to the use of my reports dated February 21, 2001, relating to the balance sheets of 800America.com, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this registration statement on Form S-8, which reports are included in the December 31, 2000 annual report on Form 10-K SB of 800America.com, Inc.



Jack F. Burke, Jr.


Hattiesburg, Mississippi
July 16, 2001